Exhibit 1.11

                                                   CONFIDENTIAL - MARCH 22, 2011

VALUATION REPORT
Special Independent Committee -- Vivo Participacoes S.A.

A

CONFIDENTIAL

SPECIAL INDEPENDENT COMMITTEE -- VIVO PARTICIPACOES S.A.

Material Legal Information

MATERIAL LEGAL INFORMATION: When accessing the Evaluation Report, as defined herein, the person confirms to have read and agreed with the information contained below in its integrity, and undertakes to comply with all the provisions set forth below.

1. Signatura Lazard Assessoria Financeira Ltda. ("Signatura Lazard") was hired by Vivo Participacoes S.A. ("Vivo") to act as financial advisor of the Special
Independent Committee ("Committee") of Vivo, as provided for in CVM's Normative
Ruling # 35 (Parecer de Orientacao CVM no 35), in relation to the merger of
Vivo's shares by Telecomunicacoes de Sao Paulo S.A. - Telesp ("Telesp") (the
"Transaction"), as disclosed in the Press Release (Fato Relevante) of December,
27, 2010 by Telesp and Vivo (individually referred to as "Company" and collectively as "Companies") .

2. In addition and within the scope of the aforementioned services agreement,
Signatura Lazard was asked to prepare an evaluation report for the Committee
("Evaluation Report"), assessing the value of the Companies and the ratio for the exchange of Vivo's shares for Telesp's shares.

3. The Evaluation Report was prepared for the exclusive use of the Committee, solely for the purposes of its assessment and negotiation of the Transaction.
The Evaluation Report shall not be used or taken as grounds by any person to whom they are not specifically referred for any purpose. The Evaluation Report, including its assessment and findings, does not constitute a recommendation or indication on how to proceed regarding any decision. Any decisions made by the
Committee, and subsequently, by the Board of Directors or Shareholders of Vivo
are at their sole responsibility, brought about from their own assessment of the risks and benefits involved in the Transaction.

4. Accordingly, Vivo and any third party authorized by Signatura Lazard to use the Evaluation Report will hold harmless in its integrity Signatura Lazard, its affiliates, companies under common control with Signatura Lazard, its controlling shareholders and companies controlled by it, including Lazard Group
LLC, and its and their respective partners, officers, employees, agents and/or advisors, with regards to any and all liability for any losses, damages, expenses or third-party judicial claims arising out of or in any way related, directly or indirectly, to the Evaluation Report, and further undertakes to indemnify such persons and entities for any damage arising from the disclosure of the Evaluation Report, except in case of negligence, willful misconduct or bad faith or the party to be indemnified. Signatura Lazard does not undertake or hold itself liable for any direct or indirect loss and/or damage or losses of profits that may arise from the Evaluation Report.

5. The information contained in this Evaluation Report is confidential and for the exclusive use of the Committee, and the conveyance of the present Evaluation
Report to third parties in a manner that is not previously agreed in writing with Signatura Lazard or without its prior written consent in this sense is strictly forbidden, notwithstanding to the extent required by the applicable legislation.

6. The reference date applicable to the Evaluation Report is December 31st,
2010, and the Evaluation Report was completed and delivered on March 22nd, 2011.

B

CONFIDENTIAL           SPECIAL INDEPENDENT COMMITTEE -- VIVO PARTICIPACOES S.A.

Material Legal Information (cont'd)

7. The Evaluation Report does not constitute a valuation report (laudo), for the purposes of articles 8, 45, 226, 252, 254-A, 256 or 264 of Law # 6,404 (Lei no
6.404/76) (or for any other regulatory provisions, including CVM's Regulation #
361 (Instrucao CVM no 361), that demands the preparation of a valuation report), and may not be used for such purposes.

8. For the preparation of the Evaluation Report we: (i) used the consolidated financial statements of the Companies audited by Ernst and Young Terco Auditores
Independentes S/S for the accounting periods ended on December 31st, 2009 and
December 31st, 2010, as released in 2011; (ii) used other information of the
Companies, including financial forecasts prepared by the Companies themselves;
(iii) carried out discussions with members of the management of the Companies regarding the businesses and prospects of the Companies; and (iv) took into account other public information, financial studies, analysis and researches
(including the Net Worth at Market Appraisal Report (Laudo de Patrimonio Liquido
a Mercado) prepared by Planconsult), and financial, economic and market criteria that we deemed material (collectively, the "Information") .

9. In the scope of our work, we assumed that the Information is true, accurate and complete, and that all other information of material significance to our work was disclosed to us. Additionally, we analyzed the Information based on our experience and good judgment, but we do not make any representation or warranty, or undertake any liability for independent verification or evaluation of the
Information or of any assets or liabilities (including, but not limited to, contingencies, provisioned for or not, known or not, unrecorded liabilities or loan covenants, properties or assets) of the Companies, and no assessment to this respect was delivered to us. We furthermore were not requested to carry out
(and did not carry out) a physical inspection of the properties or facilities of the Companies. Lastly, we did not assess the solvency or fair value of the
Companies based on legislation regarding bankruptcy, insolvency or similar matters.

10. In light of the limitations mentioned in items above, we did not render and will not render, expressly or implicitly, any representation or warranty with regards to any Information used in the preparation of the Evaluation Report. In the event that any of the assumptions made herein are not verifiable, or are proven inaccurate, incomplete or imprecise, by any manner, the findings herein may be materially altered.

11. Additionally, for purposes of the discounted cash flow analysis, we assumed a macroeconomic scenario based on information produced by the Central Bank of
Brazil, of the client and by other sources, which may present itself materially different of the future results. Considering that the assessment and the values are based in forecasts of future results, they do not necessarily indicate the achievement of actual future financial results for the Companies, which may be considerably more or less favorable than the ones suggested in the Evaluation
Report. Additionally, taking into account that these assessments are intrinsically subject to uncertainties, being based upon several events and aspects that are beyond ours and the Companies' control, we will not be liable in any manner in the event that the future results of the Companies are materially different from the results set forth in the Evaluation Report. There is no guarantee that the future results of the Companies will correspond to the financial forecasts used as basis for our assessment, and that the difference between the forecasts used and the financial results of the Companies will not be substantial.

C

CONFIDENTIAL              SPECIAL INDEPENDENT COMMITTEE -- VIVO PARTICIPACOES S.A.

Material Legal Information (cont'd)

The future results of the Companies may also be affected by economic and market conditions. The preparation of the Evaluation Report is not in any sense an obligation to Signatura Lazard of obtaining results.

12. The preparation of a financial analysis is a complex process that involves multiple definitions regarding the most appropriate and substantial methods of assessment, as well as application of such methods. We have reached a final conclusion based upon the results of the entire analysis that was carried out, considered as a whole, and we did not reach any conclusions based upon or related to any factors or methods individually considered. In this sense, we understand that our analysis should be considered in its entirety, and that the selection of parts of our assessment and specific aspects, without taking into account the entire assessment and conclusions may result in an incomplete and inaccurate of the processes used for our assessments and conclusions.

13. The Evaluation Report only indicates one analysis, at our discretion, of the value derived from the use of the discounted cash flow valuation methodology, as adjusted taking into account our analysis of the multiples of comparable companies, and the Evaluation Report does not assess any other aspect or implication of the Transaction or any other contract, agreement, or understanding reached in relation to the Transaction. Although Signatura Lazard reviewed and analyzed multiples of companies globally in lines of business generally comparable to the businesses of the Companies, due to the lack of appropriate comparable companies for Telesp, the comparable companies valuation methodology was not utilized as a direct valuation methodology.

14. We express no opinion regarding the value for which the shares of the
Companies may be traded in capital markets at any time. Additionally, the
Evaluation Report shall not be used as a recommendation related to any aspects of the Transaction. The Evaluation Report, further, does not deal with the strategic and commercial aspects of the Transaction, not does it deal with the eventual strategic or commercial decision of the Parties of the Transaction to carry out the Transaction. The results presented in the Evaluation Report refer exclusively to the Transaction and are not applicable to any other present or future decision or transaction, in relation to the Companies or to the economic group to which they are part of or the segment in which they operate. The
Evaluation Report does not constitute a judgment, opinion or recommendation to the management of the Companies or their shareholders, or to any third party in relation to the convenience and opportunity of the Transaction, and is also not meant to serve as base for any investment -related decision.

15. The scope of our services was limited to the request made by the Committee, and the Evaluation Report is necessarily based on the information that was provided by Vivo or third parties, at the request of Vivo, to this date, and taking into account market, economic and other conditions in the manner in which they present themselves and can be assessed at this date. Even though future events and other outcomes may affect the conclusions presented in the Evaluation
Report, we do not undertake any obligation to update, review, correct or revoke the Evaluation Report, in whole or in part, as a result of any ulterior outcome or for any other reason.

D

CONFIDENTIAL           SPECIAL INDEPENDENT COMMITTEE -- VIVO PARTICIPACOES S.A.

Material Legal Information (cont'd)

16. Our assessment deems the Companies as stand alone, and it does not distinguish between different classes and types of shares of the Companies, where applicable, and does not include operational, tax or other benefits or losses, including any spread, synergies, incremental values and/or costs, as the case may be, from the completion of the Transaction, if it is consummated. Our assessments are not and will not be considered a recommendation regarding the manner in which the shareholders of the Companies and/or Vivo should vote or act in relation to the Transaction. We were not requested to participate in the structuring of the Transaction.

17. We will be rendered a fee for our services regardless of the completion of the Transaction.

18. We do not have any conflict of interests that prevents us from preparing this Evaluation Report. Companies of and independent consultants to the Lazard
Group have rendered abroad, from time to time, consulting and other financial services to Telefonica S.A. ("Telefonica") and/or its affiliates, are or were members of Telefonica's and of the Companies' Boards (without, as it has been informed to us, taking part in any discussion related to the Transaction), and may currently or in the future render such services again to Telefonica, the
Companies and/or their affiliates, for which they have been or expect to be paid a fee.

19. Signatura Lazard and its team may base their assessments and publications in different operational and market assumptions, or in different methodologies of assessment when compared to those used in the preparation of the Evaluation
Report, in a manner which the research reports and other publications prepared by them may present different results and conclusions than the ones presented herein, taking into account that such assessments and reports are made by independent analysts without any connection to the professionals that were involved in the preparation of the Evaluation Report.

20. This Evaluation Report does not address any accounting, auditing, legal, tax or fiscal matters, as to which we understand that the Committee obtained such advice as it deemed necessary from qualified professionals.

21. The controlling shareholder of the Companies and its officers did not (i) to the best of our knowledge, interfere, limit, or encumber our access to and our capacity to obtain and use any information necessary to generate this Evaluation
Report; (ii) determine the methodologies used for the preparation of this
Evaluation Report; or (iii) restrict our capacity to define the conclusions presented in any manner by Signatura Lazard.

22. The financial calculations contained in the present Evaluation Report may at times result in imprecise sums, as a result of rounding.

23. The present Evaluation Report is intellectual property of Signatura Lazard and its affiliates.

24. This is a free translation, for convenience only, of the Evaluation Report we delivered in Portuguese. In case of conflict between the Portuguese and the
English versions, the Portuguese version of the Evaluation Report shall prevail.

E

CONFIDENTIAL                 SPECIAL INDEPENDENT COMMITTEE -- VIVO PARTICIPACOES S.A.

Table of Contents
I   EXECUTIVE SUMMARY                                1
II  VALUATION ASSUMPTIONS                            5
III VIVO VALUATION                                   8
IV  TELESP VALUATION                                15
Appendix
    A    Non-Voting Share Price Evolution           22
    B    Companies in the Telecommunications Sector 23
    C    Glossary                                   25

F

                        SPECIAL INDEPENDENT COMMITTEE -- VIVO PARTICIPACOES S.A.

I Executive Summary

G

SPECIAL INDEPENDENT COMMITTEE -- VIVO PARTICIPACOES S.A.     I EXECUTIVE SUMMARY

Transaction Structure

STRUCTURE BEFORE TENDER OFFER OF MARCH 18, 2011 (SIMPLIFIED)
[GRAPHIC OMITTED]

STRUCTURE POST TENDER OFFER OF MARCH 18, 2011 (SIMPLIFIED)
[GRAPHIC OMITTED]

INDICATED POST CORPORATE REORGANIZATION STRUCTURE (SIMPLIFIED)
[GRAPHIC OMITTED]

CONSIDERATIONS

[]   Both Vivo and Telesp have two classes of shares outstanding:

     []   Voting shares ("ONs")

     []   Non-voting shares ("PNs")

[]   Following the consolidation of control of Vivo, Telefonica launched a tender offer to acquire all of Vivo's remaining ONs in free float

[]   Tender offer closed on March 18, 2011

     []   69.9% of market took the offer

     []   Telefonica's total stake in Vivo increased from 59.6% to 62.2% (96.7%
          of ONs)

[]   The contemplated Corporate Reorganization will see Vivo's shares exchanged into Telesp shares

     []   Vivo shareholders will receive newly issued Telesp shares according to an exchange ratio to be defined

     []   Same exchange ratio for ONs and PNs

SPECIAL INDEPENDENT COMMITTEE -- VIVO PARTICIPACOES S.A.     I EXECUTIVE SUMMARY

Exchange Ratio by Discounted Cash Flow ("DCF")
(R$/share)

[GRAPHIC OMITTED]

Assumptions
------------------------
WACC:                    13.27%   12.65%
Perpetuity Growth Rate:   4.50%    2.75%
Implied EV/EBITDA 2011E:    5.00x    4.80x

Implied Exchange Ratio
[GRAPHIC OMITTED]

Note: The price per share range is defined symmetrically with respect to the midpoints of the Discounted Cash Flow valuations of each Company, so that the range of the exchange ratio has a 25% 27/3/2 spread from minimum and maximum.

SPECIAL INDEPENDENT COMMITTEE -- VIVO PARTICIPACOES S.A.     I EXECUTIVE SUMMARY

Exchange Ratio Analysis

EXCHANGE RATIO: TELESP SHARES FOR EACH VIVO SHARE

DCF VALUATION RANGE
[GRAPHIC OMITTED]

EXCHANGE RATIO SENSITIVITY

         EV/EBITDA 2011E
------------------------
PREMIUM  VIVO  TELESP
-------- ----- ---------
      -  4.80x   4.80x
   0.25x 5.05x   4.80x
   0.50x 5.30x   4.80x

[GRAPHIC OMITTED]

ADJUSTED EXCHANGE RATIO RANGE

[]   Adjusted lower limit

[]   Vivo valued at an EV / EBITDA 2011E multiple higher than Telesp

[GRAPHIC OMITTED]

Note: Although Signatura Lazard reviewed and analyzed multiples of companies globally, in lines of business generally comparable to the businesses of the Companies, due to the lack of appropriate comparable companies for
     Telesp, the trading comparable companies analysis was not utilized directly as a valuation methodology.

SPECIAL INDEPENDENT COMMITTEE -- VIVO PARTICIPACOES S.A.     I EXECUTIVE SUMMARY

Vivo and Telesp Combination

                                                                          Exchange Ratio @
                                                                         -----------------
                                                                          1.480x  1.728x
------------------------------------------------------------------------ ------- ---------
Telesp Non-voting Share Price (VWAP 30-day average as of March 18, 2011) R$41.15 R$41.15
Implied Offer Price                                                      R$60.91 R$71.10
Premium/(Discount) to Vivo Share Price Based on:
  Current Share Price                                                     3.1%    20.4%
  30-Day VWAP                                                             3.6%    20.9%
  60-Day VWAP                                                             6.5%    24.3%
  90-Day VWAP                                                             8.0%    26.0%
  6-Month VWAP                                                            15.2%   34.5%
  1-Year VWAP                                                             22.7%   43.2%
Pro Forma Owership
  % Telefonica PN                                                        43.06%  41.90%
  % Telefonica ON                                                        31.06%  31.24%
  % Total Telefonica                                                     74.13%  73.14%
  % Free Float Vivo PN                                                   19.73%  21.13%
  % Free Float Vivo ON                                                    0.62%   0.66%
  % Total Free Float Vivo                                                20.35%  21.79%
  % Free Float Telesp PN                                                  3.32%   3.05%
  % Free Float Telesp ON                                                  2.20%   2.02%
  % Total Free Float Telesp                                               5.53%   5.07%
------------------------------------------------------------------------ ------- ---------
Note: VWAP - Volume -Weighted Average Price.
Source: Bloomberg.

                        SPECIAL INDEPENDENT COMMITTEE -- VIVO PARTICIPACOES S.A.

II Valuation Assumptions

4A

SPECIAL INDEPENDENT COMMITTEE -- VIVO PARTICIPACOES S.A.  II VALUATION ASSUMPTIONS

Valuation Methodology

[]   The valuations of Vivo and Telesp contained herein were prepared based on a
     Discounted Cash Flow ("DCF") valuation methodology. DCF valuations were applied to the Companies' Management Projections

[]   The Enterprise Values ("EV") of the Companies obtained via DCF were calculated by adding the following factors:

     []   Present value of unlevered free cash flows for the firm on December
          31(st) of 2010, projected for a period of nine years at nominal values in R$, discounted by a weighted average cost of capital (WACC) in nominal value in R$

     []   Present value of perpetuity on December 31(st) of 2010, discounted by the same rate used for the free cash flows for the nine-year projection period. A terminal growth rate was applied after the projection period

     []   Present value of tax assets, including: net operating losses, tax benefit of goodwill amortization, and recoverable taxes

     []   The valuation also assumes the payment of interest on equity capital and an associated tax benefit

[]   The total value of the shares ("Equity Value") for each Company was obtained by subtracting the value of each of the following items from the
     EV:

     []   Net financial debt, including net hedge position

     []   Debt-like items whenever applicable, such as taxes payables, provisions for contingencies net of judicial deposits, dividends and interest on equity capital payable, among others

     []   Non-operating assets whenever applicable, such as equity investments, among others

     []   These adjustments were made according to the audited financial statements of the Companies on December 31(st), 2010 and certain additional information supplied to us by the Companies

[]   The value per share of each Company was calculated by dividing the equity value by the total number of shares outstanding on December 31(st), 2010 as provided to us by the two Companies, excluding shares held in treasury

[]   The valuation does not reflect allocations among the various classes and types of shares of the Companies. The valuation considers the Companies in their stand alone operations. No adjustment has been made in relation to the potential benefits of the transaction, such as synergies, tax benefits, or other incremental values and/or costs for the Companies

SPECIAL INDEPENDENT COMMITTEE -- VIVO PARTICIPACOES S.A.  II VALUATION ASSUMPTIONS

Discount Rate Calculation

[]   The weighted average cost of capital ("WACC") was calculated on the basis of the cost of equity ("Ke") and the after-tax cost of debt ("Kd") of the
     Companies, considering target capital structures

     []   The Ke was estimated based on the Capital Asset Pricing Model ("CAPM")
          adjusted by the Brazilian country risk premium

     []   The Kd was estimated based on the Companies' cost of debt and on discussions with their respective management teams

[GRAPHIC OMITTED]

SPECIAL INDEPENDENT COMMITTEE -- VIVO PARTICIPACOES S.A. II VALUATION ASSUMPTIONS

Key Assumptions

VALUATION ASSUMPTIONS

Valuation Date    [] December 31(st) 2010
----------------- -------------------------
Projection Period [] 2011 to 2019 (9 years)
----------------- -------------------------
Currency          [] R$ in nominal terms

                                 VIVO                           TELESP
-------------------------------- ------------------------------ ------------------------------
Discount Rate (WACC)             [] 13.27%, in R$ nominal terms [] 12.65%, in R$ nominal terms
  Levered Beta (1)                 [] 1.04                        [] 0.93
  Debt / Capital                   [] 20.00%                      [] 20.00%
  Pre Tax Cost of Debt (% SELIC)   [] 106.00%                     [] 106.00%
-------------------------------- ------------------------------ ------------------------------
Terminal Value                     [] Perpetuity growth of 4.50%  [] Perpetuity growth of 2.75%
-------------------------------- ------------------------------ ------------------------------

MACROECONOMIC ASSUMPTIONS

                      Units  2011E   2012E   2013E   2014E   2015E   2016E   2017E   2018E   2019E
------------------- ------ ------- ------- ------- ------- ------- ------- ------- ------- -------
GDP Growth
Real GDP Growth     % p. a.   5.0%    4.0%    4.0%    4.0%    4.0%    4.0%    4.0%    4.0%    4.0%
Brazilian Inflation
IPCA                % p. a.   5.0%    4.6%    4.5%    4.5%    4.5%    4.5%    4.5%    4.5%    4.5%
Interest Rates
Average SELIC       % p. a.  11.6%   10.7%   10.2%    9.9%    9.9%    9.9%    9.9%    9.9%    9.9%
TJLP                % p. a.   6.0%    6.0%    5.5%    5.0%    4.5%    4.5%    4.5%    4.5%    4.5%
Exchange Rate
End of Period       R$/US$    1.81    1.87    1.91    1.95    1.99    2.02    2.06    2.10    2.13
Average             R$/US$    1.79    1.86    1.90    1.94    1.97    2.00    2.04    2.08    2.12
------------------- ------ ------- ------- ------- ------- ------- ------- ------- ------- -------
(1) Barra Predicted Betas.
Source: Vivo, Telesp, Brazilian Central Bank, Barra.

                        SPECIAL INDEPENDENT COMMITTEE -- VIVO PARTICIPACOES S.A.

III Vivo Valuation

7A

SPECIAL INDEPENDENT COMMITTEE -- VIVO PARTICIPACOES S.A.      III VIVO VALUATION

Vivo Participacoes S.A.
(R$ in millions)

THE COMPANY

[]   Vivo provides mobile telecommunication services, cellular phone data transmission and mobile internet services throughout Brazil

     []   It is the largest mobile telecommunication operator in Brazil and the
          8(th) largest Brazilian company (in terms of revenues)

     []   Its coverage area amounts to over 3,600 municipalities in Brazil, reaching 90.2% of the population in the country

[]   The Company has approximately 13,000 direct employees

[]   Its distribution channels include 329 owned stores, 11,000 re-sale and over
     500,000 pre-paid recharge points

GEOGRAPHICAL COVERAGE AND TECHNOLOGY (MHz)

[GRAPHIC OMITTED]

(1) IFRS restatement since 2009, as presented in the 2010 financials statements.
Source: Vivo.

NET REVENUES AND TOTAL NUMBER OF ACCESSES (1)
[GRAPHIC OMITTED]

EBITDA AND EBITDA MARGIN (1)
[GRAPHIC OMITTED]

SPECIAL INDEPENDENT COMMITTEE -- VIVO PARTICIPACOES S.A.      III VIVO VALUATION

Vivo Management Projections -- Main Assumptions

SUBSCRIBERS    []   Subscriber growth to decelerate from 16.3% in 2010/2009 to
                    3.5% in 2019/2018 as mobile penetration in Brazil is above
                    100% already, and competition is expected to increase

               []   Churn rates, which were 32.2% p.a. in 2010, to fall to 30.2%
                    p.a. in 2019, due to the increased participation of post
                    paid in the Company's product mix and actions towards
                    customer loyalty

-------------- --- --------------------------------------------------------------
MINUTES OF USE
(MOU)          []   Continued MOU growth evolving from 130 minutes per month per user in 2010 to 199 minutes per month per user in 2019

               []   Growth driven primarily by (i) macroeconomic growth in
                    Brazil with positive impacts on income, credit and
                    consumption, as well as changes in socio-demographics (aging population, rise of classes C-D-E), and (ii) strong
                    convergence and mobility trends with more accessible devices

-------------- --- --------------------------------------------------------------
AVERAGE REVENUE
PER USER (ARPU)[]   Increase of SMS, SVAs (MMS, Ringtones, etc.) and Data
                    (Mobile Internet, etc.) ARPU mainly due to:
                    []   Expansion of the use of data
                    []   Growth of Machine to Machine ("M2M") applications
                    []   Greater proliferation of more sophisticated mobile
                         devices (e.g. smartphones)
               []   Interconnection fees on inbound voice networks of mobile
                    operators to fall in line with recent announcements from
                    Anatel. Assumes a fall in the VU-M rate of 6.7% in 2011,
                    followed by annual declines of 10.0% until 2019

Source: Vivo.

SPECIAL INDEPENDENT COMMITTEE -- VIVO PARTICIPACOES S.A.      III VIVO VALUATION

Vivo Management Projections -- Main Assumptions (cont'd)

                 []  Cost estimates take into account:
COSTS               []   Increased operational efficiency through Vivo's cost
                         reduction initiatives
                    []   Reduction of interconnection rates on outbound voice,
                         as announced by Anatel
                    []   Maintenance of Anatel's taxes, comprising (i) FUST /
                         FUNTTEL (1.4% of net revenue from services without
                         interconnection), (ii) FISTEL TFI (R$ 26.8 x increase
                         in the number of subscribers in the period), and (iii)
                         FISTEL TFF (R$ 13.42 x number of subscribers at the end
                         of the period)
--------------------------------------------------------------------------------
WORKING CAPITAL []   Working capital based on historical working capital
                     requirements and discussions with Vivo management
--------------------------------------------------------------------------------
CAPITAL
EXPENDITURES
("CAPEX")      []   Capital expenditures were segregated into two categories:
                    []   Non-regulatory capex: network, technology, stores, new
                         products, among others
                    []   Regulatory capex: additional spectrum acquisitions
--------------------------------------------------------------------------------
               []   Assets' useful life ranging from 1.5 years (leased handsets)
                    to 15.0 years (licenses)
DEPRECIATION AND
AMORTIZATION   []   Significant year on year decline in 2011 due to accelerated depreciation of CDMA technology in 2010
--------------------------------------------------------------------------------
               []   Income tax was calculated with a marginal rate of 34%
TAXES          []   Cash flow impacts of utilization of net operating losses,
                    goodwill amortization and interest on equity capital
                    evaluated separately
                    []   Assumes that from 2014 onwards the corporate structure
                         of Vivo Participacoes S.A. and Vivo S.A. can be
                         simplified
                    []   Fiscal benefits from Vivo Participacoes S.A.'s net
                         operating losses were not considered

Source: Vivo.

SPECIAL INDEPENDENT COMMITTEE -- VIVO PARTICIPACOES S.A.      III VIVO VALUATION

Vivo Financial Summary -- Management Projections
(R$ in millions)

                                                              Projected for Fiscal Year Ending December 31,         CAGR
                                          ------- ------- ---------------------------------------- ------- -------
                           2009A    2010A   2011E   2012E   2013E   2014E   2015E   2016E   2017E    2018E   2019E  10-19'
-------------------------- ------ ------- ------- ------- ------- ------- ------- ------- -------- ------- ------- -------
Market -- Mobile Telephony
--------------------------
Accesses End of Period (m)  176.4   206.3   235.9   257.1   269.5   281.0   291.3   301.8   312.6    323.8   335.4  5.6%
Population Penetration      91.8%  106.3%  120.6%  130.3%  135.5%  140.3%  145.4%  150.5%  155.8%   161.3%  167.0%

Vivo
Accesses End of Period (m)   51.7    60.2    69.3    75.2    78.6    81.8    84.6    87.6    90.6     93.8    97.1  5.5%
Market Share                29.3%   29.2%   29.4%   29.3%   29.2%   29.1%   29.1%   29.0%   29.0%    29.0%   28.9%

Gross Additions (m)          21.2    26.4    30.2    29.2    27.3    27.9    28.3    29.2    30.2     31.1    32.1  2.2%
Churn Rate                  30.5%   32.2%   33.0%   32.2%   31.1%   30.8%   30.6%   30.5%   30.4%    30.3%   30.2%
-------------------------- ------ ------- ------- ------- ------- ------- ------- ------- -------- ------- ------- -------
Net Revenues               16,637  18,106  20,206  21,241  21,987  22,765  23,547  24,401  25,292   26,156  27,012  4.5%
  Growth                             8.8%   11.6%    5.1%    3.5%    3.5%    3.4%    3.6%    3.6%     3.4%    3.3%

Costs                      10,527  11,422  12,390  12,975  13,359  13,749  14,135  14,548  14,967   15,410  15,813  3.7%
  Growth                             8.5%    8.5%    4.7%    3.0%    2.9%    2.8%    2.9%    2.9%     3.0%    2.6%

EBITDA                      5,224   5,832   6,770   7,304   7,686   8,070   8,475   8,878   9,303    9,728  10,223  6.4%
  Margin                    31.4%   32.2%   33.5%   34.4%   35.0%   35.4%   36.0%   36.4%   36.8%    37.2%   37.8%
  Growth                            11.6%   16.1%    7.9%    5.2%    5.0%    5.0%    4.8%    4.8%     4.6%    5.1%

Capex                       2,369   2,486   3,482   3,235   3,955   2,924   3,006   3,085   3,173    3,268   3,369  3.4%
  % Net Revenues            14.2%   13.7%   17.2%   15.2%   18.0%   12.8%   12.8%   12.6%   12.5%    12.5%   12.5%
  Growth                             4.9%   40.1%   (7.1%)  22.2%  (26.1%)   2.8%    2.6%    2.9%     3.0%    3.1%
-------------------------- ------ ------- ------- ------- ------- ------- ------- ------- -------- ------- ------- -------

Source: Vivo.

SPECIAL INDEPENDENT COMMITTEE -- VIVO PARTICIPACOES S.A.      III VIVO VALUATION

Vivo Discounted Cash Flow Analysis
(R$ in millions)

VIVO DCF
                                          Historical                         Projected for Fiscal Year Ending December 31,
                                     ----------------- -------- -------- -------------------------------------------- -------- --------
                                     2009A    2010A    2011E    2012E    2013E    2014E    2015E    2016E    2017E    2018E    2019E
                                     -------- -------- -------- -------- -------- -------- -------- -------- -------- -------- --------
Net Revenues                          16,637  18,106   20,206    21,241   21,987   22,765   23,547   24,401   25,292   26,156   27,012
Growth                                          8.8%    11.6%      5.1%     3.5%     3.5%     3.4%     3.6%     3.6%     3.4%     3.3%
EBITDA                                 5,224   5,832    6,770     7,304    7,686    8,070    8,475    8,878    9,303    9,728   10,223
Margin                                 31.4%   32.2%    33.5%     34.4%    35.0%    35.4%    36.0%    36.4%    36.8%    37.2%    37.8%
Growth                                         11.6%    16.1%      7.9%     5.2%     5.0%     5.0%     4.8%     4.8%     4.6%     5.1%
(--) Depreciation and Amortization    (3,229) (2,781)  (1,751)   (2,432)  (2,755)  (2,941)  (3,114)  (3,331)  (3,566)  (3,656)  (3,685)
                                     -------- -------- -------- -------- -------- -------- -------- -------- -------- -------- --------
EBIT                                   1,996   3,050    5,019     4,872    4,932    5,129    5,361   5,547     5,737    6,072    6,538
Margin                                 12.0%   16.8%    24.8%     22.9%    22.4%    22.5%    22.8%    22.7%    22.7%    23.2%    24.2%
Taxes                                                  (1,706)  (1,656)   (1,677)  (1,744)  (1,823)  (1,886)  (1,951)  (2,064)  (2,223)
Tax Rate                                                34.0%     34.0%    34.0%    34.0%    34.0%    34.0%    34.0%    34.0%    34.0%
                                                       -------- -------- -------- -------- -------- -------- -------- -------- --------
After Tax EBIT                                          3,312    3,216     3,255    3,385    3,538     3,661   3,786    4,008    4,315
(+) Depreciation and Amortization                       1,751    2,432     2,755    2,941    3,114    3,331    3,566    3,656    3,685
(--) Capital Expenditures                              (3,482)  (3,235)   (3,955)  (2,924)  (3,006)  (3,085)  (3,173)  (3,268)  (3,369)
(+/--) Changes in Working Capital                        (174)    (158)     (145)    (170)    (195)    (216)    (237)    (229)    (253)
(+/--) Changes in Deferred Tax
   (Due to Timing Differences)                            (75)     (37)      (27)     (28)     (28)     (31)     (32)     (31)     (31)
Unlevered Free Cash Flow                                1,332    2,217     1,883    3,204    3,424    3,660    3,910    4,135    4,347
Adjusted Terminal Cash Flow (1)                                                                                                  4,031
------------------------------------ -------- -------- -------- -------- -------- -------- -------- -------- -------- -------- --------
Benefits of Tax Shield Cash Flow (2)                      736      738       542      428      363      305      232      119      119
------------------------------------ -------- -------- -------- -------- -------- -------- -------- -------- -------- -------- --------

(1) Assumes that long-term cash flows are normalized (Depreciation and
Amortization - Capex).

(2) Considers utilization of net operating losses, tax deductibility of the amortization of goodwill, pre-paid income taxes due to withholding and tax benefit of interest on equity capital. The interest on equity capital is assumed in perpetuity.

SPECIAL INDEPENDENT COMMITTEE -- VIVO PARTICIPACOES S.A.      III VIVO VALUATION

Vivo Discounted Cash Flow Analysis (cont'd)
(R$ in millions, unless otherwise noted)

                TOTAL FIRM VALUE(1)                   EQUITY VALUE                   PRICE PER SHARE
        ------- -------------------- ------ ------ -------------------- ------ ----- ----------------- -----
                 Perpetuity Growth                  Perpetuity Growth                Perpetuity Growth
        ------- -------------------- ------ ------ -------------------- ------ ----- ----------------- -----
 WACC   4.00%   4.25%  4.50%  4.75%  5.00%  4.00%  4.25%  4.50%  4.75%  5.00%  4.00% 4.25% 4.50% 4.75% 5.00%
------- ------- ------ ------ ------ ------ ------ ------ ------ ------ ------ ----- ----- ----- ----- -----
 12.77% 34,777  35,309 35,872 36,471 37,108 30,414 30,946 31,509 32,108 32,745 76.11 77.44 78.85 80.35 81.95
 13.02% 33,823  34,316 34,838 35,392 35,980 29,460 29,953 30,475 31,029 31,617 73.73 74.96 76.27 77.65 79.12
 13.27% 32,921  33,379 33,863 34,376 34,920 28,557 29,016 29,500 30,013 30,557 71.47 72.61 73.83 75.11 76.47
 13.52% 32,066  32,492 32,943 33,419 33,923 27,702 28,129 28,579 29,055 29,559 69.33 70.39 71.52 72.71 73.97
 13.77% 31,254  31,652 32,071 32,514 32,982 26,891 27,289 27,708 28,151 28,619 67.30 68.29 69.34 70.45 71.62
------- ------- ------ ------ ------ ------ ------ ------ ------ ------ ------ ----- ----- ----- ----- -----

        NET DEBT AS OF DECEMBER 31(st), 2010
Net Financial Debt                                   (1,744)
Dividends and Interest on Equity Capital Payable (2) (2,334)
Net Contingent Liabilities and Taxes (3)                (61)
Other Debt Like Items                                  (224)
Total Net Debt and Debt Like Items                   (4,363)

[]   Equity Value - Total Firm Value -- Total Net Debt and Debt Like Items

[]   Price per Share - Equity Value / Number of Shares Outstanding

(1) Includes the present value of cash flows from tax benefits.
(2) Includes provisioned and proposed dividends and interest on equity capital.
(3) Includes deferred taxes related to provisions.

Note: Price per share based on 399.6 million Vivo shares. There are no stock options or dilutive securities outstanding.

SPECIAL INDEPENDENT COMMITTEE -- VIVO PARTICIPACOES S.A. III VIVO VALUATION

Vivo WACC Analysis

WACC BUILD-UP                                     ASSUMPTIONS / SOURCES
---------------------------------------- -------- -------------------------------------------------------------------------
COST OF EQUITY (Ke)
Risk-Free Rate of Return in US$            3.49%   10 Year T-Bond
Country Risk Premium in US$                1.75%   Based on Emerging Markets Bond Index (EMBI)
R$/US$ Inflation Differential              2.35%   Difference between long-term projected Brazilian and American inflations
                                         --------
Risk-Free Rate of Return in R$             7.72%
Beta Levered by Target Capital Structure     1.04  Barra Predicted Beta (February 25, 2011)
Market Risk Premium                        6.70%   Historical arithmetic mean of S and P 500 excess return over 10 Year T-Bond
                                         --------
Equity Risk Premium                        6.97%
---------------------------------------- --------
Cost of Equity                            14.69%
---------------------------------------- --------
COST OF DEBT (Kd)
SELIC Interest Rate                       10.80%   Compounded average of interest rate in the projection period
Credit Spread (as % of SELIC)            106.00%   Discussions with Vivo management
                                         --------
Cost of Debt                              11.48%
Marginal Corporate Tax Rate               34.00%
---------------------------------------- --------
After-tax Cost of Debt                     7.58%
---------------------------------------- --------
CAPITAL STRUCTURE
Equity/Capital                            80.00%   Discussions with Vivo management and review of companies in the sector
Debt/Capital                              20.00%   Discussions with Vivo management and review of companies in the sector
---------------------------------------- --------
WACC in Nominal R$ Terms                  13.27%
---------------------------------------- --------

Source: Bloomberg, Ibbotson, Barra. 27/3/2

SPECIAL INDEPENDENT COMMITTEE -- VIVO PARTICIPACOES S.A.     IV Telesp Valuation

14A

SPECIAL INDEPENDENT COMMITTEE -- VIVO PARTICIPACOES S.A.     IV TELESP VALUATION

Telecomunicacoes de Sao Paulo S.A.
(R$ in millions)

THE COMPANY

[]   Telesp is the leading fixed line telephony operator in the State of Sao
     Paulo

[]   Its services include:

[]   Local telephony services

[]   Long distance telephony services within Sao Paulo state, inter- regional and international

[]   Data services, including broadband and other data link related services

[]   Pay-TV services via DTH (Direct to Home) and MMDS (Multichannel Multipoint
     Distribution Service)

[]   Network services, including interconnection and facilities rental

[]   Second largest fixed line telephony operator in the country in terms of number of lines

NET REVENUES AND REVENUE GENERATING UNITS (1)
[GRAPHIC OMITTED]

GEOGRAPHICAL COVERAGE
[GRAPHIC OMITTED]

EBITDA AND EBITDA MARGIN (1)
[GRAPHIC OMITTED]

(1)  IFRS restatement since 2009, as presented in the 2010 financials statements.

Source: Telesp.

SPECIAL INDEPENDENT COMMITTEE -- VIVO PARTICIPACOES S.A.     IV TELESP VALUATION

Telesp Management Projections -- Main Assumptions

SUBSCRIBERS     []  Voice subscriber base to decline to 10.7 million in 2019 from 11.3 million in 2010, due to greater mobile competition and new market entrants
                []  Broadband subscriber base growing at a CAGR of 10.9% between 2010 and 2019, due to (i) increasing penetration in classes C and D and (ii) launch of ultra fast broadband
                []  Pay-TV subscriber base growing at a CAGR of 20.9% between 2010 and 2019, due to (i) launch of TV on multiple platforms and (ii) mass distribution of Pay-TV
--------------- --- ---------------------------------------------------------------------------------------------------------
AVERAGE REVENUE []  Decrease in voice ARPU
PER USER (ARPU)
                    []  Lower fixed-line telephony MOU trends in projected years
                []  Steady broadband ARPU
                []  Slight increase in pay-TV ARPU
--------------- --- ---------------------------------------------------------------------------------------------------------
                []  Cost estimates take into account:
COSTS
                    []  Higher operating expenses in 2011 due to higher client servicing levels
                    []  Sales costs to decline by 2019, due to (i) new channel mix and (ii) bundle offerings
                    []  Anatel's rates (FUST/FUNTTEL, FISTEL) at current levels
                    []  Fall in mobile outbound interconnection rates, as per Anatel's recent announcement

Source: Telesp.

SPECIAL INDEPENDENT COMMITTEE -- VIVO PARTICIPACOES S.A.     IV TELESP VALUATION

Telesp Management Projections -- Main Assumptions (cont'd)

WORKING CAPITAL  []  Working capital based on historical working capital requirements and discussions with Telesp management
---------------- --- -------------------------------------------------------------------------------------------------------
CAPITAL          []  Capex were segregated into two categories:
EXPENDITURES
(CAPEX)              []  Fixed capex: network maintenance and expansion, optical fiber coverage, among others
                     []  Variable capex: driven by subscriber growth
---------------- --- --- ---------------------------------------------------------------------------------------------------
DEPRECIATION AND []  Based on the average historical annual depreciation and amortization rate, and according to discussions
AMORTIZATION         with Company's management
---------------- --- -------------------------------------------------------------------------------------------------------
TAXES            []  Income tax was calculated with a marginal rate of 34%
                 []  Cash flow impacts of utilization of net operating losses, goodwill amortization and interest on equity capital evaluated separately

Source: Telesp.

SPECIAL INDEPENDENT COMMITTEE -- VIVO PARTICIPACOES S.A.     IV TELESP VALUATION

Telesp Financial Summary -- Management Projections
(R$ in millions)

                                                           Projected for Fiscal Year Ending December 31,    CAGR
                                           ------ ------ ---------------------------------- ------ ------
                             2009A   2010A  2011E  2012E  2013E  2014E  2015E  2016E  2017E  2018E  2019E  10-19'
---------------------------- ------ ------ ------ ------ ------ ------ ------ ------ ------ ------ ------ -------
Revenue Generating Units (m)
----------------------------
Lines in Service               11.3   11.3   11.2   11.1   11.1   11.0   10.9   10.9   10.8   10.8   10.7 (0.6%)
Broadband                       2.6    3.3    3.9    4.5    5.1    5.8    6.4    7.0    7.6    8.1    8.5 10.9%
Pay -TV                         0.5    0.5    0.9    1.2    1.4    1.7    1.9    2.2    2.4    2.5    2.7 20.9%
---------------------------- ------ ------ ------ ------ ------ ------ ------ ------ ------ ------ ------ -------
Net Revenues                 15,806 15,756 16,005 16,218 16,455 16,883 17,407 17,933 18,434 18,895 19,314  2.3%
 Growth                              (0.3%)  1.6%   1.3%   1.5%   2.6%   3.1%   3.0%   2.8%   2.5%   2.2%
Costs                         9,903 10,296 10,647 10,759 10,848 10,825 11,037 11,284 11,540 11,808 12,068  1.8%
 Growth                               4.0%   3.4%   1.1%   0.8%  (0.2%)  2.0%   2.2%   2.3%   2.3%   2.2%
EBITDA                        5,903  5,460  5,359  5,459  5,607  6,059  6,370  6,649  6,894  7,086  7,245  3.2%
 Margin                       37.3%  34.7%  33.5%  33.7%  34.1%  35.9%  36.6%  37.1%  37.4%  37.5%  37.5%
 Growth                              (7.5%) (1.9%)  1.9%   2.7%   8.1%   5.1%   4.4%   3.7%   2.8%   2.2%
Capex                         2,221  2,442  2,500  2,657  2,800  2,769  2,532  2,457  2,369  2,358  2,387 (0.3%)
 % Net Revenues               14.1%  15.5%  15.6%  16.4%  17.0%  16.4%  14.5%  13.7%  12.8%  12.5%  12.4%
 Growth                               9.9%   2.4%   6.3%   5.4%  (1.1%) (8.6%) (2.9%) (3.6%) (0.4%)  1.2%
---------------------------- ------ ------ ------ ------ ------ ------ ------ ------ ------ ------ ------ -------

Source: Telesp. 27/3/2

SPECIAL INDEPENDENT COMMITTEE — VIVO PARTICIPAÇÕES S.A. IV TELESP VALUATION

Telesp Discounted Cash Flow Analysis

(R$ in millions)

TELESP DCF

	Historical		*Projected for Fiscal Year Ending December 31,*								
	2009A	2010A	2011E	2012E	2013E	2014E	2015E	2016E	2017E	2018E	2019E
Net Revenues	15,806	15,756	16,005	16,218	16,455	16,883	17,407	17,933	18,434	18,895	19,314
Growth		*(0.3%)*	*1.6%*	*1.3%*	*1.5%*	*2.6%*	*3.1%*	*3.0%*	*2.8%*	*2.5%*	*2.2%*
EBITDA	5,903	5,460	5,359	5,459	5,607	6,059	6,370	6,649	6,894	7,086	7,245
Margin	*37.3%*	*34.7%*	*33.5%*	*33.7%*	*34.1%*	*35.9%*	*36.6%*	*37.1%*	*37.4%*	*37.5%*	*37.5%*
Growth		*(7.5%)*	*(1.9%)*	*1.9%*	*2.7%*	*8.1%*	*5.1%*	*4.4%*	*3.7%*	*2.8%*	*2.2%*
(–) Depreciation and Amortization	(2,505)	(1,913)	(1,974)	(1,836)	(1,739)	(1,696)	(1,724)	(1,797)	(1,896)	(1,975)	(2,061)
EBIT	3,398	3,547	3,385	3,624	3,868	4,362	4,645	4,852	4,998	5,111	5,184
Margin	*21.5%*	*22.5%*	*21.1%*	*22.3%*	*23.5%*	*25.8%*	*26.7%*	*27.1%*	*27.1%*	*27.1%*	*26.8%*
Taxes			(1,151)	(1,232)	(1,315)	(1,483)	(1,579)	(1,650)	(1,699)	(1,738)	(1,763)
Tax Rate			*34.0%*	*34.0%*	*34.0%*	*34.0%*	*34.0%*	*34.0%*	*34.0%*	*34.0%*	*34.0%*
After Tax EBIT			2,234	2,392	2,553	2,879	3,066	3,202	3,299	3,374	3,421
(+) Depreciation and Amortization			1,974	1,836	1,739	1,696	1,724	1,797	1,896	1,975	2,061
(–) Capital Expenditures			(2,500)	(2,657)	(2,800)	(2,769)	(2,532)	(2,457)	(2,369)	(2,358)	(2,387)
(+/–) Changes in Working Capital			244	51	34	(80)	(113)	(44)	(44)	(7)	11
(+/–) Changes in Deferred Tax (Due to Timing Differences)			(3)	(3)	(3)	(6)	(7)	(7)	(7)	(6)	(6)
Unlevered Free Cash Flow			1,949	1,618	1,523	1,721	2,139	2,491	2,775	2,978	3,102
Adjusted Terminal Cash Flow [1]											3,427
Benefits of Tax Shield Cash Flow [2]			316	413	344	170	153	153	153	153	153

(1) Assumes that long-term cash flows are normalized (Depreciation and Amortization = Capex).
(2) Considers utilization of net operating losses, tax deductibility of the amortization of goodwill, recoverable taxes (ICMS) and tax benefit of interest on equity capital. The interest on equity capital is assumed in perpetuity.

19 SIGNATURA LAZARD

SPECIAL INDEPENDENT COMMITTEE -- VIVO PARTICIPACOES S.A. IV TELESP VALUATION

Telesp Discounted Cash Flow Analysis (cont'd)
(R$ in millions, unless otherwise noted)

                 TOTAL FIRM VALUE(1)                    EQUITY VALUE                     PRICE PER SHARE (R$)
         ------- ---------------------- ------- ------ --------------------- ------ ----- ------------------ -----
                  Perpetuity Growth                     Perpetuity Growth                Perpetuity Growth
         ------- ---------------------- ------- ------ --------------------- ------ ----- ------------------ -----
 WACC     2.25%  2.50%   2.75%  3.00%   3.25%   2.25%  2.50%  2.75%  3.00%   3.25%  2.25% 2.50% 2.75% 3.00%  3.25%
-------- ------- ------- ------ ------- ------- ------ ------ ------ ------- ------ ----- ----- ----- ------ -----
  12.15%  26,410 26,785  27,179 27,595  28,034  24,869 25,243 25,637 26,053  26,493 49.16 49.90 50.68 51.50  52.37
  12.40%  25,709 26,059  26,427 26,814  27,223  24,168 24,517 24,885 25,273  25,681 47.78 48.47 49.20 49.96  50.77
  12.65%  25,043 25,370  25,714 26,075  26,456  23,502 23,829 24,172 24,534  24,914 46.46 47.11 47.79 48.50  49.25
  12.90%  24,410 24,716  25,038 25,375  25,730  22,869 23,175 23,496 23,834  24,189 45.21 45.81 46.45 47.12  47.82
  13.15%  23,807 24,095  24,395 24,711  25,043  22,266 22,553 22,854 23,169  23,501 44.02 44.58 45.18 45.80  46.46
-------- ------- ------- ------ ------- ------- ------ ------ ------ ------- ------ ----- ----- ----- ------ -----

         NET DEBT AS OF DECEMBER 31(st), 2010
-------- ------------------------------------------ --------

Net Financial Debt                                     (297)
Dividends and Interest on Equity Capital Payable (2) (2,145)
Net Contingent Liabilities (3)                          976
Other Debt Like Items                                   (76)
Total Net Debt and Debt Like Items                   (1,542)

[] Equity Value - Total Firm Value -- Total Net Debt and Debt Like Items

[] Price per Share - Equity Value / Number of Shares Outstanding

(1) Includes the present value of cash flows from tax benefits.
(2) Includes provisioned and proposed dividends and interest on equity capital.
(3) Includes deferred taxes related to provisions and pension plan. 27/3/2

Note: Price per share based on 505.8 million Telesp shares. There are no options or dilutive securities in issue.

SPECIAL INDEPENDENT COMMITTEE — VIVO PARTICIPAÇÕES S.A. IV TELESP VALUATION

Telesp WACC Analysis

WACC BUILD-UP		ASSUMPTIONS / SOURCES
COST OF EQUITY (Ke)		
Risk-Free Rate of Return in US$	3.49%	*10 Year T-Bond*
Country Risk Premium in US$	1.75%	*Based on Emerging Markets Bond Index (EMBI)*
R$/US$ Inflation Differential	2.35%	*Difference between long-term projected Brazilian and American inflations*
Risk-Free Rate of Return in R$	**7.72%**	
Beta Levered by Target Capital Structure	0.93	*Barra Predicted Beta (February 25, 2011)*
Market Risk Premium	6.70%	*Historical arithmetic mean of S&P 500 excess return over 10 Year T-Bond*
Equity Risk Premium	6.20%	
Cost of Equity	**13.92%**	
COST OF DEBT (Kd)		
SELIC Interest Rate	10.80%	*Compounded average of interest rate in the projection period*
Credit Spread (as % of SELIC)	106.00%	*Discussions with Telesp management*
Cost of Debt	**11.48%**	
Marginal Corporate Tax Rate	34.00%	
After-tax Cost of Debt	**7.58%**	
CAPITAL STRUCTURE		
Equity/Capital	80.00%	*Discussions with Telesp management and review of companies in the sector*
Debt/Capital	20.00%	*Discussions with Telesp management and review of companies in the sector*
WACC in Nominal R$ Terms	**12.65%**	

Source: Bloomberg, Ibbotson, Barra.

21 SIGNATURA LAZARD

SPECIAL INDEPENDENT COMMITTEE -- VIVO PARTICIPACOES S.A.

Appendix

21A

                        SPECIAL INDEPENDENT COMMITTEE -- VIVO PARTICIPACOES S.A.

A Non-Voting Share Price Evolution

21B

SPECIAL INDEPENDENT COMMITTEE -- VIVO PARTICIPACOES S.A.
                                              A NON-VOTING SHARE PRICE EVOLUTION

Non-Voting Share Price Evolution

SHARE PRICE PERFORMANCE                       VIVO PN/TELESP PN MARKET EXCHANGE RATIO
[GRAPHIC OMITTED]                             [GRAPHIC OMITTED]

(1) Last trading day before Telefonica declared intention to acquire PT's stake in Vivo on April 5, 2010.

(2) Represents ratios of Vivo's 30-day, 60-day, 90-day, 6-month and 1-year
Volume Weighted Average Price ("VWAP") to Telesp's share price as of April 2,
2010.

(3) Represents ratios of Vivo's 30-day, 60-day, 90-day, 6-month and 1-year VWAPs to Telesp's share price as of March 18, 2011.

Note: PT - Portugal Telecom.
Source: Bloomberg.

                        SPECIAL INDEPENDENT COMMITTEE -- VIVO PARTICIPACOES S.A.

B Companies in the Telecommunications Sector

22A

SPECIAL INDEPENDENT COMMITTEE -- VIVO PARTICIPACOES S.A.
                                    B COMPANIES IN THE TELECOMMUNICATIONS SECTOR

Mobile Operators
($ in millions, unless otherwise noted)

                                                             Firm Value /
                                                    -------- ------- ------- -----
              Share Price         Equity   Firm        Sales          EBITDA          P/E
                                                    -------- ------- ------- ----- ------ ------
Company       18-Mar-11           Value    Value    2011E    2012E   2011E   2012E 2011E  2012E
------------- ----------------- ---------- -------- -------- ------- ------- ----- ------ ------
Brazil
TIM PN            R$ 6.37              NM      NM    1.1x     1.0x    4.1x    3.6x 18.0x  12.0x
TIM ON               7.47              NM      NM    1.2      1.2     4.7     4.2  21.2   14.1
TIM Blended                         $9,987  $10,491  1.1      1.1     4.3     3.8  19.1   12.7
Vivo PN          R$ 59.05              NM      NM    1.3      1.3     4.1     3.9  12.1   10.1
Vivo ON            118.97              NM      NM    2.6      2.4     8.0     7.6  24.4   20.4
Vivo Blended                       $19,032  $20,078  1.7      1.7     5.5     5.2  16.3   13.6
                                ---------- -------- -------- ------- ------- ----- ------ ------
                                High                 2.6x     2.4x    8.0x    7.6x 24.4x  20.4x
                                Mean                 1.5       1.4    5.1     4.7  18.5    13.8
                                Median               1.3       1.2    4.5     4.0  18.6    13.2
                                Low                  1.1       1.0    4.1     3.6  12.1    10.1
                                ---------- -------- -------- ------- ------- ----- ------ ------
Latin America
America Movil  MXN 32.33          $107,148 $122,173  2.3x     2.2x    5.6x    5.3x 12.9x  11.5x
NII Holding       $38.14             6,473    7,433  1.1      1.0     4.5     3.8  16.0   12.9
                                ---------- -------- -------- ------- ------- ----- ------ ------
                                High                 2.3x     2.2x    5.6x    5.3x 16.0x   12.9x
                                Mean                 1.7       1.6    5.1     4.6  14.4    12.2
                                Median               1.7       1.6    5.1     4.6  14.4    12.2
                                Low                  1.1       1.0    4.5     3.8  12.9    11.5
                                ---------- -------- -------- ------- ------- ----- ------ ------
International
Millicom           $88.31           $9,343 $10,514   2.4x     2.2x    5.4x    5.0x 13.4x  12.0x
MTN            ZAR 128.46           33,863  33,727   1.9      1.7     4.3     4.0  11.1    9.9
Orascom             $3.62             3,20   6,560   1.5      1.4     3.4     3.3   9.3    6.9
Turkcell           $14.36           12,637  11,554   1.9      1.8     5.5     5.0  10.1    9.7
Telstra          AUD 2.64           32,719  44,671   1.9      1.9     4.7     4.6  10.2    9.5
Vodafone      [pound]1.70          145,294 145,794   2.0      1.9     6.1     6.0  10.4    9.9
                                ---------- -------- -------- ------- ------- ----- ------ ------
                                High                 2.4x     2.2x    6.1x    6.0x 13.4x   12.0x
                                Mean                 1.9       1.8    4.9     4.7  10.8    9.6
                                Median               1.9       1.8    5.1     4.8  10.3    9.8
                                Low                  1.5       1.4    3.4     3.3   9.3    6.9
                                ---------- -------- -------- ------- ------- ----- ------ ------

Note: Although Signatura Lazard reviewed and analyzed multiples of companies globally in lines of business generally comparable to the businesses of the
     Companies, due to the lack of appropriate comparable companies for Telesp, the trading comparable companies analysis was not utilized directly as a valuation methodology. Fully-diluted shares.

Source: Company Filings, Bloomberg, Wall Street Research.

SPECIAL INDEPENDENT COMMITTEE -- VIVO PARTICIPACOES S.A.
                                    B COMPANIES IN THE TELECOMMUNICATIONS SECTOR
Integrated Operators
($ in millions, unless otherwise noted)

                                                                   Firm Value /
                                                          -------- ------- ------- -----
                         Share Price    Equity   Firm        Sales          EBITDA          P/E              Revenue Breakdown
                                                          -------- ------- ------- ----- ------ ------ ------------------------
Company                  18-Mar-11      Value    Value    2011E    2012E   2011E   2012E 2011E  2012E  Wireline Wireless Other
------------------------ ------------ ---------- -------- -------- ------- ------- ----- ------ ------ -------- -------- ------
Brazil
Brasil Telecom PN           R$ 13.04         NM      NM     0.6x     0.6x    1.8x    1.8x  6.2x   5.1x
Brasil Telecom ON              16.70         NM      NM      0.8      0.8     2.5     2.4   8.0    6.5
Brasil Telecom Blended                    $5,045   $4,131    0.7      0.7     2.1     2.0   6.8    5.6    87.4%    12.6%   0.0%
Oi PN                       R$ 26.44         NM      NM      0.9      0.8     2.5     2.4   7.2    6.2
Oi ON                          32.65         NM      NM      1.0      0.9     2.7     2.7   9.0    7.7
Oi Blended                                $7,441  $16,117    0.9      0.9     2.5     2.5   7.8    6.6    74.8%    24.4%   0.8%
Telesp PN                   R$ 41.70         NM      NM      1.3      1.4     3.9     4.0   9.7   10.0
Telesp ON                      41.60         NM      NM      1.3      1.3     3.9     4.0   9.7    9.9
Telesp Blended                           $12,606  $12,784    1.3      1.4     3.9     4.0   9.7   10.0    92.9%     0.0%   7.1%
                                      ---------- -------- -------- ------- ------- ----- ------ ------
                                      High                  1.3x     1.4x    3.9x    4.0x  9.7x  10.0x
                                      Mean                   1.0      1.0     2.9     2.8   8.2    7.5
                                      Median                 0.9      0.9     2.5     2.5   8.0    6.6
                                      Low                    0.6      0.6     1.8     1.8   6.2    5.1
                                      ---------- -------- -------- ------- ------- ----- ------ ------
Latin America
Entel                   CLP 7,486.90      $3,679   $4,296   1.8x     1.7x    4.5x    4.4x 11.1x   9.9x    22.4%    77.3%   0.3%
Telecom Argentina          ARS 19.90       4,851    4,575    1.1      1.0     3.6     3.1   9.0    7.9    31.6%    68.4%   0.0%
Telmex                     MXN 10.21      15,328   20,784    2.2      2.3     5.7     5.9  11.9   12.0    94.1%     0.0%   5.9%
                                      ---------- -------- -------- ------- ------- ----- ------ ------
                                      High                  2.2x     2.3x    5.7x    5.9x 11.9x  12.0x
                                      Mean                   1.7      1.7     4.6     4.4  10.7    9.9
                                      Median                 1.8      1.7     4.5     4.4  11.1    9.9
                                      Low                    1.1      1.0     3.6     3.1   9.0    7.9
                                      ---------- -------- -------- ------- -------  ----- ------ ------
International Integrated
AT and T Inc.                 $27.94    $165,165 $225,683   1.8x     1.8x    5.2x    5.0x 11.8x  11.0x   48.1%    43.1%   8.9%
Deutsche Telekom             R$88.31       9,343   10,514    2.4      2.2     5.4     5.0  13.4   12.0   32.8%    53.2%  14.0%
France Telecom               R$15.01      56,754   93,244    1.5      1.5     4.4     4.4   8.8    8.7   46.9%    53.1%   0.0%
KPN                          R$11.45      25,547   41,182    2.2      2.2     5.5     5.4   9.9    9.6   54.2%    31.2%  14.6%
Portugal Telecom              R$8.13      10,099   12,477    1.5      1.3     4.0     3.6  11.3   10.2   51.5%    37.1%  11.4%
Sprint Nextel Corp.            $5.05      15,101   26,430    0.8      0.8     4.9     4.7   NM     NM    11.9%    87.7%   0.3%
Swisscom                  CHF 394.00      22,649   31,893    2.4      2.4     6.2     6.2  10.6   10.2   45.4%    40.9%  13.7%
Telecom Italia                R$1.07      28,189   75,270    1.9      1.8     4.5     4.4   8.2    7.9   61.3%    33.4%   5.2%
Telefonica                   R$17.30     111,310  195,401    2.2      2.2     5.9     5.8   9.2    9.0   57.1%    42.9%   0.0%
Telenor                    NOK 89.25      26,588   26,080    1.5      1.4     4.7     4.3  11.9   10.0   48.5%    47.8%   3.8%
TeliaSonera                SEK 52.10      37,302   38,437    2.3      2.2     6.4     6.2  10.9   10.3   37.4%    47.5%  15.1%
Verizon                       $35.84     101,373  191,800    1.7      1.7     5.4     5.0  16.1   13.5   38.7%    59.5%   1.8%
                                      ---------- -------- -------- ------- ------- ----- ------ ------
                                      High                  2.4x     2.4x    6.4x    6.2x 16.1x  13.5x
                                      Mean                   1.8      1.8     5.2     5.0   9.6    8.6
                                      Median                 1.8      1.8     5.3     5.0  10.7   10.1
                                      Low                   0.8x     0.8x    4.0x    3.6x  8.2x   7.9x
                                      ---------- -------- -------- ------- ------- ----- ------ ------

Note: Although Signatura Lazard reviewed and analyzed multiples of companies globally in lines of business generally comparable to the businesses of the
     Companies, due to the lack of appropriate comparable companies for Telesp, the trading comparable companies analysis was not utilized directly as a valuation methodology. Fully-diluted shares.

Source: Company Filings, Bloomberg, Wall Street Research.

                        SPECIAL INDEPENDENT COMMITTEE -- VIVO PARTICIPACOES S.A.

C Glossary

24A

SPECIAL INDEPENDENT COMMITTEE -- VIVO PARTICIPACOES S.A.              C GLOSSARY

Glossary

[]   ARPU (Average Revenue Per User): Net revenue from services per month /
     monthly average of customers in the period

[]   Beta: A measure of the volatility, or systematic risk, of a security or a portfolio in comparison to the market as a whole. Beta can be estimated using regression analysis against a stock market index

[]   CAGR: Compounded Annual Growth Rate

[]   CAPEX: Capital Expenditure

[]   CDMA (Code Division Multiple Access): Wireless interface technology for cellular networks based on spectral spreading of the radio signal and cannel division by code domain

[]   Churn rate: Percentage of the disconnections from customer base during the period or the number of customers disconnected in the period / ((customers at the beginning of the period + customers at the end of the period) / 2)

[]   Country Risk Premium: Excess return over the US Treasury Bond (risk-free)
     rate demanded by investors to compensate the additional risk they take when making investments in a country

[]   EBIT: Earnings before interest and taxes

[]   EBITDA: Earnings before interest, taxes, depreciation and amortization

[]   Enterprise Value: The value of all assets of a company

[]   Equity Market Risk Premium: The excess return over the risk-free rate demanded by investors to compensates the additional risk they take when making investments in shares

[]   Equity Value: Capital value of the company's shareholders

[]   IPCA: Brazilian consumer inflation rate

[]   Gross additions: Total of customers acquired in the period

[]   GDP: Gross domestic product

SPECIAL INDEPENDENT COMMITTEE -- VIVO PARTICIPACOES S.A. C GLOSSARY

Glossary (cont'd)

[]   Net additions: Gross Additions -- number of customers disconnected

[]   ON: Voting Shares

[]   PN: Non-Voting Shares

[]   PV: Present value

[]   Risk-Free Rate: The theoretical rate of return of an investment with virtually zero risk. Often related to the long- term U. S. Treasury Bond

[]   SAC: Subscriber Acquisition Cost

[]   SELIC: Brazilian Central Bank's benchmark interest rate

[]   SMS (Short Message Service): Short text message service for cellular handsets, allowing customers to send and receive alphanumerical messages.

[]   Terminal Value: Estimated value of the cash flows after the end of the projections. It is estimated by increasing the last projected cash flow by the rate at which you expect cash flows to grow over the very long term
     (g), and divide the result by the WACC rate minus the expected perpetuity growth rate.

[]   TJLP: Brazilian federal long-term interest rate

[]   Treasury Bond: US government debt security

[]   VC: Amount owed by the User, per time unit, for the communication

[]   VU--M : Amount payable to a personal mobile services operator, per time unit, for the use of its network (interconnection fee).

[]   WACC: Weighted Average Cost of Capital